Exhibit 3.1

*090503*
The great seal of the state of Nevada
Barbara k. cegavske
Secretary of state
202 north carson street
Carson city, nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
Certificate to accompany
restated articles or
amended and restated articles
(pursuant to nrs)
Filed in the office of
Barbara K. cegavske
secretary of state
State of nevada
Document number 20180356583-61
Filing date and time 08/13/2018 8:00 am
Entity number c7732-1983
Use black ink only – do not highlight
Above space is for office use only
This form is to accompany restated articles or amended and restated articles of incorporation
(pursuant to nrs 78.403, 82.371, 86.221, 87a, 88.355 or 88a.250)
(this form is also to be used to accompany restated articles or amended and restated articles for limited-liability companies, certificates of limited partnership, limited-liability partnerships and business trusts)
1. Name of nevada entity as last recorded in this office:
COMSTOCK RESOURCES, INC.
2. The articles are: (mark only one box)
Restated
Amended and restated
Please entitle your attached articles “restated” or “amended and restated,” accordingly.
3. Indicate what changes have been made by checking the appropriate box:*
No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
The entity name has been amended.
The registered agent has been changed. (attach certificate of acceptance from new registered agent)
The purpose of the entity has been amended.
The authorized shares have been amended.
The directors, managers or general partners have been amended.
Irs tax language has been added.
Articles have been added.
Articles have been deleted.
Other. The articles or certificate have been amended as follows: (provide article numbers, if available)
Articles ninth and tenth have been added.
4. Effective date and time of filing: (optional)
Date:
Time:
(must not be later than 90 days after the certificate is filed)
This form is to accompany restated articles or amended and restated articles which contain newly altered or amended articles. The restated articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.
Important:
Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.
Nevada secretary of state restated articles
Revised: 1-5-15

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BARBARA K.CEGAVSKE
Secretary of State
202 north carson street
Carson city, Nevada 89701-4201
(775)684-5708
Website: www.nvsos.gov
Certificate of amendment
(pursuant to NRS 78.385 AND 78.390)
Use black ink only- do not highlight
Above space is for office use only
Certificate of amendment to articles of incorporation
For Nevada profit corporations
(pursuant to NRS 78.385 and 78.390 – after issuance of stock
1.name of corporation:
COMSTOCK RESOURCES,INC.
2.The Articles have been amended as follows: (provide article number, if available)
The articles of incorporation
Have been amended and restated in their entirety as follows: SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF COMSTOCK RESOURCES, INC. FIRST:The name of the Corporation is COMSTOCK RESOURCES, INC. [Amended and restated articles of incorporation are set forth in their entirety on the attached four pages]
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 8,792,608
4. effective date and time of filing: (optional)
date:
time:
(must not be later than 90 days after the certificate is filed)
5. signature: (required)
Signature of officer
*if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
Important: failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees
Nevada secretary of state amend profit-after
Revised: 1-5-15

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COMSTOCK RESOURCES, INC.

FIRST: The name of the corporation is COMSTOCK RESOURCES, INC.

SECOND: The nature of the business, or objects, or purposes proposed to be transacted, promoted or carried on by this corporation are as follows: to engage in any legal activity.

THIRD: That the amount of the total of the authorized capital stock of the corporation is One Hundred Sixty Million (160,000,000) shares, of which One Hundred Fifty-Five Million (155,000,000) shares are Common Stock, Fifty Cents ($.50) par value per share, and Five Million shares (5,000,000) are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges, as may be determined by resolution of the Board of Directors of the corporation.

FOURTH: The corporation is to have perpetual existence.

FIFTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SIXTH: The number of directors of the corporation shall be as fixed and may be altered from time to time as may be provided in the Bylaws. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the stockholders at an annual or special meeting, as shall be provided in the Bylaws.

SEVENTH: The directors from time to time may determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or books or document of the corporation, unless expressly so authorized by statute or by a resolution of the stockholders or the directors.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the capital stock of the corporation which is represented in person or by proxy at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders, as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

The directors shall also have power, without the assent or vote of the stockholders, to make and alter Bylaws of the corporation; to fix the times for the declaration and payment of dividends; to fix and vary the amount to be reserved as working capital; to authorize and cause to be executed, mortgages and liens upon all the property of the corporation, or any part thereof, and from time to time to sell, assign, transfer, pledge or otherwise dispose of any or all of its property; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and in their discretion, the directors may use and apply any such surplus or accumulated profits in purchasing or acquiring the bonds or other obligations or shares of capital stock of the corporation, to such extent and in such manner and upon such terms as the directors shall deem expedient; but shares of such capital stock so purchased or acquired may be resold unless such shares shall have been retired for the purpose of decreasing the corporation’s capital stock as provided by law.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of the State of Nevada, of this certificate, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been made.

EIGHTH: That to the fullest extent permitted under the laws of the State of Nevada, no director or officer of the corporation shall be liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the provisions of this Article Eighth shall not eliminate or limit the liability of any director for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

NINTH: To the fullest extent permitted by Section 78.070(8) of the Nevada Revised Statutes and except as may be otherwise expressly agreed in writing by the corporation and either of the Contributors, the corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to any Contributor or any of such Contributor’s managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the corporation and its subsidiaries), even if the opportunity is one that the corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person or entity shall be liable to the corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the corporation or its subsidiaries. Neither the alteration, amendment, addition to or repeal of this Article Ninth, nor the adoption of any provision of these Articles of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

As used herein, the following definitions shall apply:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

(b)

“Contributors” means Arkoma Drilling, L.P., a Texas limited partnership, and Williston Drilling, L.P., a Texas limited partnership, and each of their respective Affiliates (other than the corporation and its subsidiaries).

TENTH: So long as the Contributors collectively own shares constituting a majority of the voting power of the corporation’s issued and outstanding capital stock, the corporation shall take no action to eliminate, restrict or impair the corporation’s stockholders from taking action by written consent in lieu of meeting pursuant to Nevada law.

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

I, Angela K. Wolchansky, a Notary Public, do hereby certify that on this 13th day of August, 2018 personally appeared before me Roland O. Burns, who declared to me that he is Secretary of the corporation executing the foregoing instrument, and being first duly sworn, acknowledged that he signed the foregoing instrument in the capacity therein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of August, 2018.

/s/ Angela K. Wolchansky
My Commission Expires:	Name:	Angela K. Wolchansky
February 22, 2021		Notary Public in and for the State of Texas